Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2021 FIRST QUARTER FINANCIAL RESULTS

Atlanta, Georgia – May 6, 2021 – Select Interior Concepts, Inc. (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced its financial results for the first quarter ended March 31, 2021.

FIRST QUARTER 2021 FINANCIAL HIGHLIGHTS COMPARED TO FIRST QUARTER 2020

•	Consolidated net revenue of $137.8 million, compared to $134.4 million
•	Gross profit was $33.9 million, compared to $30.7 million
•	Net loss was ($1.8) million, or ($0.07) earnings per share (EPS), compared to ($4.0) million, or ($0.16) EPS
•	Adjusted EBITDA of $9.6 million, compared to $4.5 million
•	Operating cash flow provided $5.7 million, compared to $7.8 million
•	Liquidity of $79.2 million, including $4.1 million of cash
•	Achieved $1.0 million in Q1 2021 savings from our newly implemented operational efficiency initiatives.

Chief Executive Officer L.W. (Bill) Varner Jr. commented, “The year is off to a good start for SIC. Both of our business units performed to plan and realized growth, enabling us to increase total revenue by 2.5% over last year’s period.  Adjusting for products we purposefully discontinued in 2020, total revenue rose by 5.0%. During the quarter, we also achieved the approximately $1.0 million that was anticipated in savings from the operational efficiency steps we identified in 2020.  Additionally, we successfully launched key growth initiatives in RDS and ASG.  Our growth initiatives are designed to expand our customer base, product offering and geographic presence and to enhance the technology we offer, providing the fuel for SIC to accelerate growth and, in the process, increase shareholder value.

“We are seeing many positive trends in the industry and expect the company’s performance to reflect the same in the second quarter. Housing starts remain robust, repair & remodel is strengthening for large interior projects, and the impact of the COVID-19 pandemic is abating. While business logistics remain tight and there have been signs of input cost inflation, we have been managing these challenges and are pleased to reaffirm the guidance estimate we provided in March, which called for Adjusted EBITDA in the range of $54 million to $58 million for 2021.”

RESULTS FOR THE FIRST QUARTER OF 2021

Net revenue for the first quarter of 2021 increased by 2.5% to $137.8 million, compared to net revenue of $134.4 million for the first quarter of 2020. Net revenue excluding intentionally exited product categories increased 5.0% year over year.  Residential Design Services (“RDS”) segment net revenue increased 1.3%, or 4.3% excluding intentionally exited product categories.  The increase was largely due to increased volume, primarily in the West, partially offset by an expected shift in price/mix.  Architectural Surfaces Group (“ASG”) segment net revenue increased 4.1%, or 5.8% excluding intentionally exited product categories. This increase was primarily driven by favorable price/mix.

Gross profit for the first quarter of 2021 increased by 10.3% to $33.9 million, compared to $30.7 million for the first quarter of 2020. Gross margin for the first quarter of 2021 was 24.6%, compared to 22.8% for the first quarter of 2020. In the RDS segment, gross margin increased 1.0 percentage points to 23.0% due to increased volume which resulted in better absorption of fixed costs, along with cost savings from organizational design and productivity workstream initiatives.  In the ASG segment, gross margin increased 2.7 percentage points to 26.5% primarily due to improvements in price/mix and the launch of new products with higher margins.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2021 were $34.4 million, or 24.9% of net revenue, compared to $32.7 million, or 24.3% of net revenue, for the first quarter of 2020. This increase primarily reflects additional equity-based compensation costs and professional services fees related to improvements in strategic sourcing, organizational design and productivity, and optimization initiatives. SG&A for the first quarter of 2021 and 2020 included $4.4 million and $0.8 million, respectively, of equity-based compensation and certain transitional or non-operating costs. On an adjusted basis, which excludes equity-based compensation and certain transitional or non-operating costs, SG&A was $29.9 million, or 21.7% of net revenue for the first quarter of 2021, compared to $31.8 million, or 23.7% of net revenue for the first quarter of 2020.

For the first quarter of 2021, net loss was ($1.8) million, or ($0.07) EPS, compared to ($4.0) million, or ($0.16) EPS, for the first quarter of 2020. Net loss for the first quarters of 2021 and 2020 included $2.2 million and $1.4 million, respectively, of other expense which resulted from the partial release of the indemnification asset associated with the unrecognized tax benefits related to the TAC acquisition.

EBITDA for the first quarter of 2021 increased 28.8% to $3.0 million, compared to EBITDA of $2.3 million for the first quarter of 2020. Adjusted EBITDA, which excludes the impact of equity compensation and certain transitional or non-operating costs, increased by 111.1% to $9.6 million for the first quarter of 2021, compared to $4.5 million for the first quarter of 2020. For the first quarter of 2021, Adjusted EBITDA as a percentage of net revenue was 7.0%, compared to 3.4% for the first quarter of 2020.

Operating cash flow totaled $5.7 million for the first quarter of 2021, compared to $7.8 million for the first quarter of 2020 primarily as a result of changes in working capital. Liquidity from cash-on-hand and borrowing availability under the Company’s revolving credit facility totaled $79.2 million at March 31, 2021, compared to $72.2 million at March 31, 2020.

2021 INTEGRATION AND COST SAVINGS INITIATIVES

The Company began implementing some of the previously communicated targeted initiatives to drive incremental EBITDA from identified opportunities in strategic sourcing, organizational design and productivity, insurance programs, back office integration, and facility footprint optimization.  As previously communicated, these opportunities are new and not COVID-19 related, and are structural enhancements in operations that we expect will be sustainable.  We achieved approximately $1.0 million in cost savings in the first quarter of 2021.  The Company is on track to deliver the $8 million to $10 million targeted annualized structural cost savings, with a goal of 50% impact in 2021.

FINANCIAL RESULTS CONFERENCE CALL AND WEBCAST DETAILS

The Company will host a conference call today at 10:00 a.m. EDT to discuss results for the first quarter ended March 31, 2021 and other matters relating to the Company. To participate in the conference call, dial 1-855-327-6838 from the United States, and international callers may dial 1-604-235-2082, approximately 15 minutes before the call. A webcast and presentation will also be available at www.selectinteriorconcepts.com under the investor relations section. A replay of the call and webcast will be available on the Company's website approximately four hours after the completion of the call. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone and tile through a national network of distribution centers and showrooms under proprietary brand names such as PentalQuartz and MetroQuartz. For more information, visit: www.selectinteriorconcepts.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may include, but are not limited to, statements relating to our 2021 Adjusted EBITDA outlook.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events. Forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to, those factors contained in our most recent Annual Report on Form 10-K (our “Annual Report”) and the other reports we file with the SEC, that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements. All forward-looking statements in this press release are qualified by the factors, risks and uncertainties contained in our Annual Report. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

USE OF NON-GAAP FINANCIAL MEASURES

This press release and the schedules hereto include EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted SG&A, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

CONTACTS:

Investor Relations:

Josh Large

(470) 548-7370

ir@sicinc.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	March 31, 2021	December 31, 2020
ASSETS
Cash	$4,110	$2,974
Accounts receivable, net	63,213	67,881
Inventories	105,239	98,982
Prepaid expenses and other current assets	19,600	17,372
Income taxes receivable	4,932	4,617
Total current assets	$197,094	$191,826
Property and equipment, net	19,886	21,056
Deferred tax assets, net	8,877	8,877
Goodwill	99,789	99,789
Customer relationships, net	60,378	62,700
Other intangible assets, net	14,454	15,314
Other assets	3,406	5,446
Total assets	$403,884	$405,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	53,398	47,246
Accrued expenses and other current liabilities	17,722	20,353
Customer deposits	9,843	8,144
Current portion of long-term debt, net	15,571	15,623
Current portion of capital lease obligations	2,700	2,700
Total current liabilities	$99,234	$94,066
Line of credit	7,162	9,623
Long-term debt, net of current portion and financing fees	134,370	134,526
Long-term capital lease obligations	4,885	5,235
Other long-term liabilities	5,024	7,367
Total liabilities	$250,675	$250,817
Class A common stock	257	256
Treasury stock, at cost	(1,651)	(1,279)
Additional paid-in capital	166,242	165,048
Accumulated deficit	(11,639)	(9,834)
Total stockholders' equity	$153,209	$154,191
Total liabilities and stockholders' equity	$403,884	$405,008

Select Interior Concepts, Inc.

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended March 31,
	2021	2020
(in thousands, except share data)
Revenues, net	$137,787	$134,378
Cost of revenues	103,922	103,684
Gross profit	33,865	30,694
Selling, general and administrative expenses	34,365	32,667
Loss from operations	(500)	(1,973)
Other expense:
Interest expense	3,424	3,895
Other expense, net	2,111	1,377
Total other expense, net	5,535	5,272
Loss before benefit from income taxes	(6,035)	(7,245)
Benefit from income taxes	(4,230)	(3,243)
Net loss	$(1,805)	$(4,002)

Loss per share of common stock
Basic common stock	$(0.07)	$(0.16)
Diluted common stock	$(0.07)	$(0.16)
Weighted average shares outstanding
Basic common stock	25,494,410	25,192,201
Diluted common stock	25,494,410	25,192,201

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2021	2020
(in thousands)
Net cash provided by operating activities	$5,668	$7,827

Purchase of property and equipment	(402)	(1,371)
Proceeds from disposal of property and equipment	27	15
Net cash used in investing activities	$(375)	$(1,356)

Proceeds from ERP financing	-	376
Proceeds from (payments on) line of credit, net	(2,486)	26,934
Term loan deferred issuance costs	(250)	(230)
Purchase of treasury stock	(372)	(655)
Payments on notes payable and capital leases	(786)	(705)
Principal payments on long-term debt	(263)	(264)
Net cash provided by (used in) financing activities	$(4,157)	$25,456

Net increase in cash	$1,136	$31,927
Cash, beginning of period	$2,974	$5,002
Cash, end of period	$4,110	$36,929

Select Interior Concepts, Inc.

Segment Information (Unaudited)

	Three Months Ended March 31, 2021
(in thousands)	Revenue, net	Gross Profit	Gross Margin
RDS	$80,411	$18,534	23.0%
ASG	57,806	15,316	26.5%
Elims/Corp	(430)	15	n/a
Total	$137,787	$33,865	24.6%

	Three Months Ended March 31, 2020
(in thousands)	Revenue, net	Gross Profit	Gross Margin
RDS	$79,350	$17,466	22.0%
ASG	55,543	13,217	23.8%
Elims/Corp	(515)	11	n/a
Total	$134,378	$30,694	22.8%

Select Interior Concepts, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees rive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

	Three Months Ended March 31,
(in thousands)	2021	2020

Consolidated net loss	$(1,805)	$(4,002)
Income tax benefit	(4,230)	(3,243)
Interest expense	3,424	3,895
Depreciation and amortization	5,566	5,644
EBITDA	$2,955	$2,294
Equity-based compensation	1,194	(669)
Acquisition and integration related costs	2,509	1,452
Employee related reorganization costs	583	207
Other non-recurring costs	-	679
Integration and savings initiatives costs	1,643	-
Facility closures and divestitures	692	-
New branch startup costs	5	-
Strategic alternatives costs	-	575
Total addbacks	$6,626	$2,244
Adjusted EBITDA	$9,581	$4,538

Select Interior Concepts, Inc.

Reconciliation of SG&A Expenses to Adjusted SG&A Expenses (Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020

SG&A expenses	$34,365	$32,667
Equity-based compensation	1,194	(669)
Acquisition and integration related costs	312	75
Employee related reorganization costs	583	207
Other non-recurring costs	-	649
Integration and savings initiatives costs	1,643	-
Facility closures and divestitures	692	-
New branch startup costs	5	-
Strategic alternatives costs	-	575
Total adjustments to SG&A expenses	$4,429	$837
Adjusted SG&A expenses	$29,936	$31,830

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation and amortization, equity-based compensation expense and other costs that are deemed to be transitional in nature or not related to our core operations, including employee related reorganization costs, purchase accounting fair value adjustments, acquisition and integration related costs, other non-recurring costs, integration and savings initiatives costs, facility closures and divestitures, legal settlements, new branch startup costs, strategic alternatives costs, and other non-operating costs.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Adjusted SG&A is defined as consolidated SG&A before equity-based compensation expense and other costs that are deemed to be transitional in nature or not related to our core operations, including employee related reorganization costs, acquisition and integration related costs, other non-recurring costs, integration and savings initiatives costs, facility closures and divestitures, legal settlements, new branch startup costs, strategic alternatives costs, and other non-operating costs.